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                                                                     EXHIBIT 3.7

                             ARTICLES OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                               WEEKS CORPORATION

                                       I.

     The name of the corporation is Weeks Corporation (the "Corporation").

                                      II.

     The amendment (the "Amendment") is to delete paragraph (ii) of Section
2.2.1 in its entirety and replace it with the following:


     "(ii)     NUMBER.  The maximum number of authorized shares of the Series A
Preferred Stock shall be 7,400,000."

                                      III.

     This Amendment was adopted by the Board of Directors on October 30, 1998.

                                      IV.

     This Amendment was duly adopted by the Board of Directors without shareholder approval, as such approval was not required.
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     IN WITNESS WHEREOF, Weeks Corporation has caused these Articles of
Amendment to be executed and sealed by its duly authorized officers this ____ day of November, 1998.

                              WEEKS CORPORATION


                              By:_______________________________
                                 A. R. Weeks, Jr.
                                 Chairman and Chief Executive Officer



Attest:

By:______________________________
Name:  Elizabeth C. Belden
Title: Vice President and Secretary

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